Exhibit 10.9

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EXCLUSIVE LICENSE AGREEMENT FOR THE OPTICAL SECTIONING MICROSCOPE

THIS LICENSE AGREEMENT is made and is effective this                                           by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California nonprofit corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612–3550, (hereinafter referred to as “The Regents”), and APPLIED PRECISION, INC., having a principal place of business at 8505 S.E. 68th Street, Mercer Island, Washington 98040, (hereinafter referred to as the “Licensee”).

RECITALS

WHEREAS, certain technology, generally characterized as “Multi-Wavelength Optical Sectioning Microscope, SA3”, which has utility to image a sample in three dimensions as a function of time and wave length, (hereinafter collectively referred to as the “Technology”), was conceived and developed in the course of research at the University of California, San Francisco Campus (UCSF) by David A. Agard, John W. Sedat, Melvin 0. Jones, and Chwen–Shong H. Chen (hereinafter collectively referred to as the “Investigators”);

WHEREAS, Professor Zvi Kam (hereinafter referred to as “Collaborator”) at the Weizman Institute in Rehovot, Israel collaborates with and provides technical assistance and testing of Technology to Investigators;

WHEREAS, in the course of said research at UCSF, certain copyrighted software related to the Technology and generally characterized in Appendix A, which is attached hereto and made a part hereof by this reference thereto, was developed by the Investigators (hereinafter referred to as the “Software”) and is

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covered by Regents’ Copyright and Regents’ Property Rights as defined below;

WHEREAS, the Technology, the Software and the Schematics were made in the course of research conducted at UCSF under an affiliation agreement between The Regents and the Howard Hughes Medical Institute (“HHMI”) and as a consequence this License Agreement is subject to obligations, as indicated herein, to the HHMI;

WHEREAS, The Regents have obtained from HHNI an assignment of the rights to the Technology, the Software and the Schematics subject to a paid–up, nonexclusive, irrevocable license to HHMI for noncommercial purposes only with no right to assign or sublicense.

WHEREAS, Licensee acknowledges right of The Regents and HHNI to publish any and all technical data resulting from any research performed by HHNI at any facility of The Regents relating to the Schematics, Software and the Technology;

WHEREAS, the Regents is desirous to grant such licenses to Licensee in order for the Technology, software, and Schematics to be developed, utilized, and marketed so that the Products therefrom and other benefits can be enjoyed by the general public;

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below:

1.1 “Technology Products” means (a) Products which incorporate the Technology supplied to Licensee by the Regents under this Agreement, and any Derivative Works thereof, or products, for which the use, reproduction, distribution, and display of the Technology, or preparation of Derivative Works thereof would constitute, but for the licenses granted to Licensee pursuant to this agreement, a misappropriation of Regents’ Property Rights; (b) any product to be used in a manner requiring the performance of the Licensed Method, or any product produced by the Licensed Method for the manufacture, use, or sale in a particular country for which Licensee is licensed under this Agreement; or (c) Products which constitute the practice of the Licensed Method itself or (d) Schematic Products or Derivative Works, thereof. Technology Products shall be subject to applicable government importation laws and regulations on Technology Products made outside a particular country in which such Technology Products are used or sold.

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1.2 “Licensed Method” means any process or method that is covered by Regents’ Property Rights in the country in which such process or method is used, or the use or practice of which would constitute, but for the license granted to the Licensee pursuant to this Agreement, a misappropriation of Regents’ Property Rights. Practice of the Licensed Method shall be subject to applicable government importation laws and regulations on Technology Products made outside a particular country in which such Technology Products are used or sold.

1.3 “Regents’ Copyright” means those rights covering Software Products obtained under title 17 of the United States Code and applicable related treaty provisions with other countries and that are assigned to The Regents.

1.4 “Software Products” means the Software, as defined in Appendix A hereto, which, by this reference thereto is incorporated herein, supplied to Licensee by The Regents under this Agreement and any Derivative Works thereof for which the reproduction, Distribution, display, performance, or preparation of Derivative Works would constitute, but for the licenses granted to Licensee pursuant to this Agreement, an infringement of Regents’ Copyright Rights or Regents’ Patent Rights or would constitute but for the licenses granted to Licensee pursuant to this Agreement a misappropriation of Regents’ Property Rights.

1.5 “Derivative Works” means any revisions, modifications, translations, abridgements, condensations, expansions, enhancements or supplements of the Technology Products or Software Products or Schematic Products or any other form in which such Software Products or Schematic Products may be recast, transferred or adapted by Licensee.

1.6 “Source code” means the source code, the internal documentation to the source code, and the external reference specifications to the source code of the Software Products.

1.7 “Distribute/Distribution” means transfer by any means whatsoever, including, but not limited to, sale, rental, lease, display, loan, sublicense, or the like.

1.8 “Products” means Technology Products and Software Products.

1.9 “Schematic Products” means the electrical and mechanical engineering drawings and schematics related to the Technology supplied to Licensee and any Derivative Works thereof, for which the use, reproduction, Distribution, or display of the Schematic Product, or preparation of Derivative Works thereof would constitute, but for the licenses granted to Licensee pursuant to this agreement, a misappropriation of Regents’ Property Rights.

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1.10 “Net Sales” means [*] For sales of Products to a Joint Venture or Affiliate (as defined in Paragraphs 1.11 and 1.12 below) that are provided by Licensee to the Joint Venture or Affiliate [*]. Where Licensee or its sublicensee Distributes Products for end use to itself, an Affiliate, or a Joint Venture (excluding purposes of demonstration to customers, testing, or the like) then such Distribution shall be [*].

1.11 “Affiliate(s)” of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party (“control” for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect at least half the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then a “Affiliate” shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein shall be meant to include its Affiliates.

1.12 “Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, which separate entity purchases, sells or acquires Products from Licensee at prices substantially different from those at which Licensee would have charged other purchasers that deal at arms length with Licensee. If such separate entity is established, then The Regents shall collect from Licensee royalties on the Net Sales of Products by the entity and shall not collect royalties on Net Sales of Products by Licensee. Each reference to Licensee herein shall be meant to include it Joint Ventures.

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1.13 “Regents’ Property Rights” means all The Regents’ personal proprietary rights covering the tangible personal property in Technology Products, Software Products and Schematic Products.

2. GRANT

2.1 Subject to the limitations set forth in this Agreement, The Regents Grants to Licensee an exclusive world wide and irrevocable right and license under Regents’ Property Rights to practice the Licensed Method, to make, have made, Distribute, use and/or sell Products where Regents’ Property Rights exist.

2.2 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an exclusive worldwide and irrevocable right and license under Regents’ Copyright to make, have made, Distribute, use and/or sell Software Products and to prepare Derivative Works therefrom where Regents’ copyright exists, except Licensee may not prepare Derivative Works to that portion of the Software which makes up the Kernel Library (Image Visualization Environment) without the prior written approval of Investigators.

2.3 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee an exclusive worldwide and irrevocable license under Regents’ Property Rights to possess and use the Technology Products, software Products and Schematic to prepare Derivative works therefrom, and to make, have made, use, Distribute, and sell software Products throughout the world where The Regents may lawfully grant such a license.

2.4 The licenses granted under Regents’ Property Rights set forth in Paragraph 2.3 immediately above expressly limit the rights granted to Licensee in the Technology Products, Software Products and Schematic Products to those licenses expressly stated in this agreement and for no other purpose.

2.5 Under Regents’ Property Rights, Licensee’s right to transfer possession of the Source Code or Schematic Products to third parties other than its agents, consultants, contractors, sublicensees, and such other third parties within the scope of the rights and licenses granted to Licensee hereunder which source code and Schematic products Licensee possesses under the license granted in Paragraph 2.3 above, is expressly excluded from this Agreement. Except as otherwise stated in this Agreement, Licensee shall not attempt to sell, donate, abandon or otherwise transfer such source code or Schematic Products to any third party. Licensee acknowledges that title to the tangible material comprising the source code or the Schematic Products is owned by The Regents and that title is not being transferred to Licensee under this Agreement.

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2.6 The Regents shall have no obligation to provide support, advice, or maintenance services for the Software Products.

2.7 The Regents also grants to Licensee the right to grant sublicenses to third parties to make, have made, use, distribute, and/or sell Products and to practice the Licensed Method on such terms as are consistent with the provisions of this Agreement provided that Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses shall include all the rights of and obligations due to The Regents and the HHMI that are contained in this Agreement [*]

2.8 Licensee shall notify The Regents of each sublicense granted hereunder [*]

2.9 Upon termination of this Agreement for any reason, any or all sublicenses that are granted by Licensee pursuant to this Agreement will remain subject to the terms of such sublicenses in effect and shall be assigned to and assumed by The Regents, except that The Regents shall not be bound by any duties or obligations set forth in any sublicenses that extent beyond the duties and obligations of The Regents provided for in this Agreement.

2.10 [*]

2.11 Licensee acknowledges that prior to this Agreement, The Regents [*], listed in Appendix B, which is attached hereto and made a part hereof by this reference thereto. [*]

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3. UP-FRONT FEES

3.1 Licensee shall pay to The Regents [*] upon execution of this Agreement by Licensee. [*]

3.2 [*]

4. ROYALTIES

4.1 Licensee shall further pay to the Regents [*]:

(4.1a) [*]

(4.1b) [*]

4.2 The parties recognize that certain products subject to royalties provided by subparagraph 4.1 may originate in part from the Software, or Derivatives thereof, and in part from concepts, technology, software, devices or products outside the field of Multi-Wavelength Optical Sectioning Microscopy which have been or may in the future be developed or acquired by Licensee or its sublicensees (the Outside Technology). [*]

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4.3 [*]

4.4 [*]

4.5 Licensee shall be entitled to renegotiate with The Regents for a reduction in minimum annual royalties in the event that Licensee indicates in writing that the market for Technology Products will not support the minimum annual royalty payments specified in Paragraph 4.3 above. In such event, The Regents and Licensee shall promptly enter into good-faith negotiations to appropriately reduce the minimum annual royalties provided that Licensee can show sufficient evidence to The Regents of the reduced market for Technology Products. Such reduction in the minimum annual royalties shall be based on fifty percent (50%) of the anticipated annual earned royalties due The Regents from sales of Technology Products in light of the new market projections. Any negotiation for such reduction in minimum annual royalties shall be conducted in the last quarter of either the calendar year 1994 or the calendar year 1995 at the time The Regents and Licensee negotiate for a reduction in the royalty

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rate provided for in Paragraph 4.2. [*]

4.6 Earned royalties shall accrue to the Regents when Technology Products are invoiced, or if not invoiced, when delivered to an unrelated third party (excluding purposes of demonstration, testing or the like), provided, however, that where Licensee Distributes Technology Products for end use to itself, an Affiliate, or a Joint Venture (excluding purposes of demonstration to customers, testing or the like), then in such cases royalties shall accrue to The Regents when Technology Products are invoiced, or if not invoiced, used by Licensee, or delivered to an Affiliate, or a Joint Venture.

4.7 Earned Royalties accruing to The Regents shall be paid to The Regents quarterly on or before the following dates of each calendar year:

February 28

May 31

August 31

November 30

Each such payment will be for royalties which accrued within the Licensee’s most recently completed calendar quarter.

4.8 All monies due The Regents shall be payable in United States Dollars. When Technology Products are sold for currency other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Technology Products were sold and then converted into equivalent United States Dollars. The exchange rate will be that published in The Wall Street Journal on the last business day of the calendar quarter and will be quoted in local currency per U.S. dollar.

4.9 Royalties earned with respect to sales on Technology Products shall not be reduced by any value-added taxes, fees or other charges imposed by the government of any country. The Licensee shall also be responsible for all bank transfer charges.

4.10 To the maximum extent permitted under applicable law, the Licensee shall be responsible for the administration and payment of all taxes in the United States other than The Regents’ income or related taxes, whether federal, state, or local government taxes, however designated or levied on this Agreement or related Software Products transferred by The Regents to the Licensee, including any sales and use taxes and state and local privilege or excise taxes based on gross revenues. Any such payments made under this Paragraph 4.9 shall not be deductible or creditable against the royalties due The Regents.

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4.11 Notwithstanding the provisions of Article 26 (FORCE MAJEURE), if at any time legal restrictions prevent prompt remittance of part or all royalties by the Licensee with respect to any country where a Technology Product is sold or Distributed, the Licensee shall convert the amount owned to The Regents into United States funds and shall pay The Regents directly for the amount impounded.

5. DUE DILIGENCE

5.1 The Licensee, upon execution of this Agreement, shall use diligent commercial efforts to proceed with the development, manufacture and sale of Technology Products and Software Products (or the functional equivalent of the Software Products) and shall use diligent commercial efforts to market the same within a reasonable time after execution of this Agreement and in reasonable quantities sufficient to meet the market demands there for.

5.2 The Licensee shall be entitled to exercise reasonable business judgment in meeting its due diligence obligations hereunder.

5.3 [*]

5.4 At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of

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this Article shall be finally settled by binding arbitration conducted in accordance with the provisions of Paragraphs 5.5 through 5.13 herein.

5.5 To exercise the right to terminate this Agreement or reduce Licensee’s exclusive licenses to nonexclusive licenses for lack of diligence required in Paragraphs 5.1 and 5.3 hereof, The Regents must give the Licensee prior written notice of the deficiency. The Licensee thereafter has sixty (60) days from receipt of such notice to cure the deficiency or if such deficiency is of such a nature that it cannot be completely cured within said sixty (60) days, to be diligently working to cure such deficiency or sixty (60) days to request arbitration under Paragraph 5.4. If the Regents has not received a written request for arbitration within said sixty (60) days or reasonable tangible evidence that the deficiency has been cured within the sixty (60) day period or that Licensee is diligently working to cure such deficiency within said sixty (60) day period, then The Regents may, at its option terminate this Agreement or reduce Licensee’s exclusive licenses to nonexclusive licenses by giving written notice to the Licensee. All notices hereunder shall be given as required by Article 19 (NOTICES).

5.6 Either party may refer any controversy or claim arising out of or relating to this Article 5 (DILIGENCE) or the breach thereof, to arbitration under the provisions of this Article 5 by so notifying the other party in writing in accordance with the provisions of Article 18 (NOTICES) stating the nature of the dispute to be resolved.

5.7 Within fifteen (15) business days following such notice three arbitrators shall be selected by the following process:

(5.7a)	Each party shall designate one individual, not an employee, director, or shareholder of the party to serve as an arbitrator; and

(5.7b)	These two arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director or shareholder of either party.

5.8 Within five (5) business days after selection of the three arbitrators, the arbitrators shall meet with the parties at which time the parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other party in advance and be limited to no more than twenty (20) pages.

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5.9 The following general provisions shall apply to the arbitration proceeding:

(5.9a)	No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the parties. The hearing shall take place no later than one hundred twenty (120) days from the original notice requesting arbitration;

(5.9b)	The arbitrators shall permit the taking of not more than one (1) deposition by each party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions interrogatories or production of documents;

(5.9c)	No later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be not more than twenty (20) pages. Each party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case;

(5.9d)	Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote; and

(5.9e)	Within fifteen (15) days of the conclusion of the hearing, each party must submit a proposal finding to the arbitrators.

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5.10 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in their entirety the proposed findings of one of the parties on the disputed issue. The issue shall be resolved upon two–thirds vote of the arbitrators.

5.11 Arbitration shall take place in the location of choice of the party who has not requested arbitration, but such location shall be in the State of California.

5.12 The arbitrators shall be paid reasonable fees plus expenses.

5.13 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

6. PROGRESS AND ROYALTY REPORTS

6.1 Beginning November 30, 1993 and semi-annually thereafter, the licensee shall submit to The Regents a progress report covering the Licensee’s activities related to the development and testing of the Products. These progress reports shall cover the period beginning July 1 through December 31 and January 1 through June 30 respectively. These progress reports shall be made for the Technology Products and the Software Products) until the first commercial sale of such Technology Product and Software Products (or the functional equivalent of the Software Products) occurs anywhere in the world, provided, however, that such progress reports shall continue to be provided to The Regents to cover the progress of the research, development and commercialization of the Products in the United States until their first commercial sale in the United States.

6.2 The progress reports submitted under Paragraph 6.1 shall include but not be limited to, the following topics and such other topics as may be mutually agreed upon by the parties hereto so that The Regents may be able to determine the progress of the development of the Products and may also be able to determine whether or not Licensee has met its diligence obligations set forth in Article 5 (DUE DILIGENCE) above:

•	summary of work completed;

•	summary of work in progress; and,

•	market plans and introduction of Products.

6.3 The Licensee also agrees to report to The Regents in its immediately subsequent royalty report the date of first commercial sale or Distribution of each Product in the U.S. and in each other country.

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6.4 After the first commercial sale of a Technology Product and a Software Product, the Licensee will provide the Regents with quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each such royalty report will cover the Licensee’s most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will show:

(6.4a)	the gross sales and Net Sales of Technology Products and software Products sold by the Licensee and reported to Licensee as sold by its sublicensees during the most recently completed calendar quarter;

(6.4b)	the number of Technology Products and software Products sold or distributed by Licensee and reported to Licensee as sold or distributed by its sublicensees;

(6.4c)	the royalties, in U.S. dollars, payable hereunder with respect to Net Sales; and

(6.4d)	the exchange rates used, if any.

6.5 If no sales or Distribution of Technology Products or Software Products have been made during any reporting period after the first commercial sale or Distribution of Technology Products and Software Products, then a statement to this effect shall be required.

7. BOOKS AND RECORDS

7.1 The Licensee shall keep books and records accurately showing all Technology Products and Software Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved by Licensee for three (3) years from the date of the royalty payment to which they pertain and shall be open to inspection by representative or agents of The Regents upon reasonable notice during Licensee’s normal business hours, but not more frequently than once in any one calendar year. If The Regents does not inspect Licensee’s books and records or question any royalty report within three (3) years from the date of the royalty payment to which they pertain, then Licensee’s royalty report shall be deemed final and The Regents shall have not further right to contest said report or the books and records.

7.2 The fees and expenses of The Regents’ representatives performing such an examination shall be borne by the Regents. However, if an error in royalties or more than five percent (5%) of the total royalties due for any year is found to exist by an

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independent certified accountant acceptable to Licensee, then the fees and reasonable out of pocket expenses of these representatives shall be borne by the Licensee.

8. LIFE OF THE AGREEMENT

8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect until [*]. The parties hereto agree that this agreement may be extended for a term [*] Such extension shall be initiated by licensee upon written notice to The Regents one (1) year prior to the date of termination of this agreement.

8.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

Article 7	Books and Records

Article 8	Life of the Agreement

Article 12	Disposition of the Products and Schematic Products and Products on Hand Upon Termination

Article 14	Use of Names and Trademarks

Article 15	Representations and Warranties

Article 17	Indemnification

Article 20	Late Payments

Article 22	Failure to Perform

Article 27	Confidentiality

8.3 Unless prohibited by law, any termination of this Agreement shall not affect the rights of Licensee under Article 17 (INFRINGEMENT) with respect to actions which are filed or which are noticed to The Regents by Licensee.

9. TERMINATION BY REGENTS

9.1 If the Licensee should violate or fail to perform any material term or covenant of this Agreement, then the Regents may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to cure such default

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within sixty (60) days of the effective date of such notice, or should fail to be diligently working to cure such default within the sixty (60) day period, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve the Licensee of its obligation to pay any royalty payments owning at the time of such termination and shall not impair any accrued right of The Regents nor shall it relieve The Regents of any obligation or liability established hereunder prior to said termination, nor shall it affect any rights of Licensee arising under this Agreement prior to the effective date of such termination. These notices shall be subject to Article 18 (NOTICES).

10. TERMINATION BY LICENSEE

10.1 The Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents’ Copyright, or Regents’ property Rights by giving notice in writing to The Regents. All such notice of termination hereto shall be given as required by Article 18. (NOTICES) and termination of this Agreement shall be effective at least sixty (60) days from the date of such notice.

10.2 Any termination pursuant to the above Paragraph 10.1 shall not relieve the Licensee of any obligation or liability established hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination, nor shall it affect any rights of Licensee arising under this Agreement prior to the effective date of such termination.

11. SUPPLY OF PRODUCTS

11.1 The Regents shall supply Licensee with one copy of all applicable Source Code materials and existing documentation relating to the Software Products. To the extent Licensee requires and requests additional copies from The Regents during the term hereof, and The Regents has such additional copies in its possession, The Regents agrees to supply such additional copies to the Licensee. Licensee shall pay the actual handling and shipping costs for any additional copies provided hereunder.

11.2 Licensee agrees to provide, at no cost, copies of Software Products, Derivative Works and IVE modules and manuals to Investigators and Collaborator.

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11.3 Licensee agrees to supply Investigators and collaborator with Technology Products developed during the course of this Agreement at cost to manufacturer.

12. DISPOSITION OF THE SCHEMATIC PRODUCTS

        AND PRODUCTS ON HAND UPON TERMINATION

12.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing all previously made or partially made Products, but not more, for a period of one hundred and twenty (120) days following the effective date of termination, provided, however, that the sale of such Products shall be subject to the terms of this Agreement, including, but not limited to, the payment of royalties on the Net Sales of Products at the rate and at the time provided herein and the rendering of reports in connection therewith.

12.2 Subject to Paragraph 12.1 hereof, upon termination of this Agreement for any reason, Licensee shall destroy the Software Products (including Source Code and documentation) and Schematic Products other than any tangible personal property or Derivative Works owned by Licensee in its possession within thirty (30) days following the effective date of termination. Licensee shall provide The Regents within forty (40) days following said termination date with written notice that the Software Products and Schematic Products have been destroyed.

13. PROPERTY PROTECTION

13.1 The Licensee shall provide in each copy of Software Products other than any tangible personal property or Derivative Works owned by Licensee a notice of copyright in the name of The Regents of The University of California in such reasonable manner as is designated by The Regents. Licensee will maintain the proprietary nature of the Source Code and take such reasonable precautions to prevent the unauthorized disclosure of the Source Code to the same extent that Licensee protects the proprietary information contained in Source Code of its own. Licensee shall be entitled to register the copyright covering the Software Products with the Library of Congress in the United States in the name of The Regents at the time it desires. The Regents shall use its best efforts to cooperate fully with Licensee in the timely execution of all documents necessary to register said copyright in the name of The Regents.

13.2 Licensee shall copy protect each copy of Software Products Distributed or transferred to a third party. Such copy protection for the Software Products shall be provided by means of non-copyable media or hardware security device or other means which provide secure copy protection.

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14. USE OF NAMES AND TRADEMARKS

14.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other party (including any contraction, abbreviation or simulation of any of the foregoing). Unless required by law or consented to in writing by the Director, Intellectual Property Office, UCSF of The Regents, the use by Licensee of the name, “The Regents of the University of California” or the name of any campus or laboratory of the University of California is expressly prohibited.

14.2 The Regents shall not disclose the terms and conditions of this Agreement. Notwithstanding the foregoing, it is understood that The Regents shall be free to release to the Investigators and senior administrative officials employed by The Regents or Howard Hughes Medical Institute the terms and conditions of this Agreement upon their request provided The Regents shall inform in writing such Investigators and officials that The Regents is obligated to treat such terms and conditions as confidential and not to disclose them to others. If such release is made, The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents’ Copyright or Regent’s Property Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (GRANTS) to such third party, but shall not disclose the name of the Licensee, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

15. REPRESENTATIONS AND WARRANTIES

15.1 The Regents represents and warrants to the Licensee that it is the sole owner of all rights in and to the Regents’ Property Rights, Software and Schematics subject to rights reserved to and by HHNI, The Regents has the lawful and exclusive right to grant the licenses and rights to License under this Agreement, and subject to Paragraph 15.4 it has not entered into any agreements in conflict with this Agreement or which would prevent it from performing its obligations under this Agreement.

15.2 The Licensed Method, Regents’ Copyright, and Regents’ Property Rights are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE PRODUCTS, SCHEMATIC PRODUCTS, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

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15.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE LICENSED METHOD, PRODUCTS OR SCHEMATIC PRODUCTS.

15.4 Nothing in this Agreement shall be construed as:

(15.4a)	a warranty or representation by The Regents as to validity or scope of any of Regents’ Property Rights, or Regents’ Copyright; or

(l5.4b)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of copyrights of third parties; or

(15.4c)	an obligation to bring or prosecute actions or suits against third parties for copyright infringement, except to the extent and in the circumstances described in Article 16 (INFRINGEMENT); or

(l5.4d)	conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents or copyrights of The Regents other than Regents’ Copyright as defined herein; or

(l5.4e)	an obligation to furnish any know-how not provided in Regents’ Copyright or Regents’ Property Rights.

15.5 Notwithstanding anything to the contrary contained in this Agreement, The Regents represents and warrants that all rights to any tangible personal property or Derivative Works on Technology Products developed or produced by or for Licensee whether independently or pursuant to a consulting agreement between Licensee and Investigators, shall be the exclusive property of and owned by Licensee except those rights to tangible personal property or Derivative Works on Technology Products arising in the performance of work under such consulting agreement that conflicts with Investigators employment agreement with The Regents including any rights of The Regents under Sections 2860 and 2870 of the California Labor Code and Section 201(b) of Title 17 of the United States Code shall be the property of and owned by The Regents.

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16. INFRINGEMENT

16.1 In the event that either the Licensee’s Vice President or The Regents’ Director, Intellectual Property Office, UCSF, shall learn of the substantial infringement of any copyright licensed under this Agreement, such party shall call The Regents’ attention thereto in writing and shall provide the other party with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Regents’ Copyright without first obtaining consent of the other party, which consent shall not be unreasonably denied, withheld or delayed. Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

16.2 The Licensee may request that The Regents take legal action against the infringement of Regents’ Copyright. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

(16.2a)	commence suit on its own account; or

(l6.2b)	refuse to participate in such suit,

and The Regents shall give notice of its election in writing to the Licensee by the end of the one-hundredth (100th) day after receiving notice of such request from the Licensee. In the event The Regents elects to commence suit as set forth in Subparagraph 16.2a above, the Licensee may, at its option join such suit by giving The Regents written notice of its election, whereupon Licensee may thereafter join in such suit unless The Regents disapproves of such joinder for overriding public policy concerns by giving Licensee written notice of such disapproval and such concerns within ten days after receiving notice of Licensee’s election. In the even The Regents elects not to commence suit as set forth in Subparagraph 16.2b above (other than as nominal party plaintiff), Licensee may, at its option, commence suit for infringement provided the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement and in such event, The Regents may thereafter join such suit at its own expense.

16.3 Any such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party, provided, however, that any legal action decided upon The Regents and the Licensee and fully participated in by both shall be at the joint expense of both parties and all recoveries shall be allocated in the following order: i) to each party reimbursement of costs and fees of outside attorneys and other related expenses

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to the extent each party paid for such costs, fees, and expenses; and ii) any remaining amount shall be shared jointly by them in proportion to the share of expense paid by each party.

16.4 Each party agrees to cooperate with the other in any litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation shall be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice pursuant to The Regents’ determination of any suit brought by the Licensee.

17. INDEMNIFICATION

17.1 The Licensee agrees to (and require its sublicensees to) indemnify, hold harmless and defend The Regents, its officers, employees, and agents; HHNI, its trustees, officers, employees, and agents; the sponsors of the research that led to the Technology; the creators of the Software and the Schematics and their employers of any software covered by Regents’ Copyright, and any engineering drawings covered by Regents’ Property Rights, and Products and Schematic Products contemplated thereunder against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise by Licensee or its sublicensees of its rights under this Agreement provided The Regents shall promptly notify Licensee in writing of any claim or any perceived threat thereof brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 17 (INDEMNIFICATION). This indemnification will include, but will not be limited to, any product liability.

17.2 Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 17 (INDEMNIFICATION).

18. NOTICES

18.1 Any notices, requests or other communications provided for or required to be given or permitted hereunder to either party shall be deemed to have been properly given and to be effective only if such notice is in writing and sent by international express mail (e.g., Federal Express or DHL), to such party at the respective addresses given below, or to such other address as such party shall designate by written notice given to the other party in the manner provided above.

In the case of the Licensee:	APPLIED PRECISION, INC.
8505 S.E. 68th Street
Mercer Island, WA 98040
Attention: Vice President

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In the case of The Regents:	THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA
Box 1016
University of California
San Francisco, CA 94143—1016

Any such payment, notice, request or other communication shall be deemed to have been given and shall be effective on the third (3rd) day after the date of mailing.

19. ASSIGNABILITY

19.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that the rights and obligations of each of the parties to this Agreement are personal and shall be assignable by either party only with the written consent of the other party, which consent shall not be unreasonably withheld, denied or delayed.

20. LATE PAYMENTS

20.1 In the event royalty payments or fees are not received by The Regents within ten (10) days when due, the Licensee shall pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum or interest charges at the rate of five percent (5%) plus the rate of interest which is charged by the San Francisco Federal Reserve Bank to member banks the date the payment was due, whichever rate is less. In the event that payment is not received within then (10) days from the due date, then such interest shall be calculated from the date payment was due until actually received The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 20.1 shall in no way affect the provision of Article 21 (WAIVER) herein.

21. WAIVER

21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

22. FAILURE TO PERFORM

22.1 In the event of a failure of performance due under the terms of the Agreement or a dispute arising out of this Agreement, and if it becomes necessary for either party to

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undertake legal action (or arbitration in accordance with Article 5 [DUE DILIGENCE]) against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees (and arbitration fees in accordance with Article 5 [DUE DILIGENCE]) in addition to costs and necessary disbursements.

23. GOVERNING LAWS

23.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any copyright licensed under this Agreement shall be governed by the applicable laws of United States of America or other country for which the copyright is in effect.

24. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so and the costs in connection therewith. The Regents shall fully cooperate with the Licensee, to the extent it is able to do so within the law and established Regents’ policy, to provide documentation and testimony to obtain such approval or registration.

25. EXPORT CONTROL LAWS

25.1 The Licensee shall observe all applicable United States and foreign laws and regulations with respect to the transfer of Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulation (ITAR) and the Export Administration Regulations.

26. FORCE MAJEURE

26.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such event have abated, the parties’ respective obligations hereunder shall resume.

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27. CONFIDENTIALITY

27.1 Licensee and The Regents respectively shall treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information (hereinafter referred to as “Proprietary Information”) in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until three (3) years after the date of termination of this Agreement, provided that all Proprietary Information shall be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Licensee may disclose Proprietary Information to its employees, agents, consultants, contractors and sublicensees, or as is deemed necessary by Licensee to market and sell Products and Schematic Products, and for any purpose set forth or relating to this Agreement, provided that any such parties are bound by a like duty of confidentiality. Except as otherwise stated in this Agreement, specifically in Paragraph 2.11 and in the premises, The Regents shall treat and maintain in confidence and not disclose the Technology, the Software and the Schematics.

(27.la)	Nothing contained herein shall in any way restrict or impair the right of Licensee or The Regents to use, disclose or otherwise deal with any Proprietary Information:

i.	which recipient can demonstrate by written records was previously known to it;

ii.	which is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; or

iii.	which is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

iv.	which is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

v.	which is furnished to a third party by the

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recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

vi.	which The Regents are required to disclose pursuant to the California Public Records Act or other applicable law.

27.2 Upon termination of this Agreement, the Licensee and The Regents agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination. Licensee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed.

28. MISCELLANEOUS

28.1 The headings of the articles in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

28.3 No amendment or modification hereof shall be valid or binding upon he parties unless made in writing and signed on behalf of each party.

28.4 This Agreement embodies the entire understanding of the parties with respect to the subject matter of such Agreements and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

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IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

APPLIED PRECISION, INC.		THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:	/s/ Ronald C. Seubert	By:	/s/ Marguerite McIntyre

Name:	Ronald C. Seubert	Name:
	(Please Print)		(Please Print)

Title:	Vice President	Title:	Director, Intellectual
Property Office
University of California
San Francisco

Date:	July 30, 1993	Date:	7/30/93

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APPENDIX A

Software Item List:

[*]

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APPENDIX B

[*]

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AMENDMENT NO. 1

TO LICENSE AGREEMENT OF JULY 30, 1993 BETWEEN THE

REGENTS AND APPLIED PRECISION, INC. COVERING OPTICAL

SECTIONING MICROSCOPE TECHNOLOGY

Effective as of the 1st day of October, 1996, THE REGENTS OF THE UNIVERSITY OF CALIFORNIA acting ‘through its Office of Technology Management, at the University of California, San Francisco, Box 1209, San Francisco, California, 94143-1209 (“Regents”) and APPLIED PRECISION, INC., having a principal place of business at 1040 12th Avenue N.W., Issaquah, WA 98027 ( “API”) agree to this license amendment as follows:

AMENDMENT

1.1    Regents and API agree to amend Articles 2.1, 2.2, and 2.3 of the License as follows: a) in the second line of each of these Articles, replace “...an exclusive world wide...” with “...a world wide”, and b) add the following sentence to the end of each of these Articles: “Such license shall be exclusive in all fields of use but for the field of tomographic transmission electron microscopy, where Regents intend to provide exclusive rights in that field to Gatan, Inc., having a principal place of business at 6678 Owens Drive, Pleasanton, CA 94588”.

1.2    [*]

1.3    With the exception of the above Amendment to Articles 2.1, 2.2, and 2.3, the Regents and API remain otherwise bound by the obligations set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate originals by their duly authorized officers or representatives.

REGENTS:		API:

Signature	/s/ Niels Reimers	Signature	/s/ Ronald C. Seubert

Name	Niels Reimers	Name	Ronald C. Seubert

Title	Office of Technology Management	Title	Vice President

Date	October 7, 1996	Date	October 14, 1996

OTM Case #: SF 97-011